Exhibit 5.1

MITCHELL SILBERBERG & KNUPP LLP A LAW PARTNERSHIP INCLUDING PROFESSIONAL CORPORATIONS

September 1, 2023

MAIA Biotechnology, Inc.

444 West Lake Street, Suite 1700

Chicago, IL 60606

Re: At-The-Market Offering pursuant to Registration Statement on Form S-3 (Registration No. 333-273984)

Ladies and Gentlemen:

We have acted as counsel to MAIA Biotechnology, Inc., a Delaware corporation (the “Company”), in connection with the offer and sale from time to time by the Company of up to $7,000,000 of shares of the Company’s common stock, par value $0.0001 per share (the “Shares”), pursuant to that certain ATM Sales Agreement, dated September 1, 2023, by and between ThinkEquity LLC (the “Sales Agreement”). The Shares will be offered and sold pursuant to the prospectus supplement, dated September 1, 2023 (the “Prospectus Supplement”), supplementing the base prospectus (the “Base Prospectus,” and together with the Prospectus Supplement, collectively, the “Prospectus”), that forms a part of the Company’s shelf registration statement on Form S-3 (Registration No. 333-273984) (such registration statement, including documents incorporated by reference therein and amendments thereto, the “Registration Statement”) which was declared effective by the Securities and Exchange Commission (the “Commission”) on August 23, 2023.

In connection with this opinion, we have examined the Sales Agreement, the Registration Statement, the Prospectus (collectively, the “Offering Documents”) and originals and copies certified or otherwise identified to our satisfaction of such corporate records of the Company and such other documents, including the applicable resolutions of the Company’s board of directors, and certificates as we have deemed appropriate to give the opinions expressed below.

The opinions expressed herein are limited solely to currently applicable federal securities laws of the United States and otherwise are based on our review of the Delaware General Corporation Law. We express no opinion as to the effect on the matters covered by this letter of the laws of any other jurisdiction. This opinion is limited to the specific issues addressed herein, and no opinion may be inferred or implied beyond that expressly stated herein. This opinion speaks only as of the date hereof and we assume no obligation to revise or supplement this opinion.

In rendering those opinion, we have assumed, without investigation: (a) the genuineness and authenticity of all signatures on original documents; (b) the authenticity of all documents submitted to us as originals; (c) the conformity to originals of all documents submitted to us as copies; (d) the due incorporation or formation, valid existence, good standing and power to enter into, and perform in accordance with its terms, the Sales Agreement, of all parties thereto (other than the Company); (e) the due authorization, execution and delivery of all documents, in each case where the authorization, execution and delivery thereof by such parties are prerequisites to the effectiveness of such documents (other than the execution and delivery of all documents by the Company and the due authorization by the Company); (f) the legal capacity of all individuals executing and delivering documents to so execute and deliver such documents; and (g) that the Sales Agreement is an obligation binding upon and enforceable against all parties thereto, other than the Company; and there are no extrinsic agreements or understandings among the parties to the Sales Agreement that would modify or interpret the terms of the Sales Agreement or the respective rights or obligations of the parties thereunder.

437 Madison Ave., 25th Floor, New York, New York 10022-7001

Phone: (212) 509-3900 Fax: (212) 509-7239 Website: WWW.MSK.COM

MAIA Biotechnology, Inc.

September 1, 2023

With respect to all matters of fact we have relied entirely upon the representations of the parties set forth in the documents we reviewed, and representations and certifications of officers of the Company we may obtain from the Company, and have assumed, with your permission and without independent inquiry or investigation, the accuracy of those representations and certificates.

It is understood that this opinion is to be used only in connection with the offer and sale of the Shares being registered while the Registration Statement is effective under the Securities Act.

Based upon, and subject to, the foregoing, it is our opinion that the Shares, when issued, sold and delivered in the manner and for the consideration stated in the Offering Documents, and in accordance with the resolutions adopted by the Company’s board of directors or a committee thereof, will be validly issued, fully paid and nonassessable.

We hereby consent to the filing of this opinion with the Commission as Exhibit 5.1 to the Form 8-K and to the incorporation by reference of this opinion in the Registration Statement, and to the reference to our firm under the caption “Legal Matters” in the Registration Statement and any amendment or supplement thereto. In giving this consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.

This opinion is intended solely for use in connection with the issuance and sale of the Shares subject to the Registration Statement and is not to be relied upon for any other purpose.

Very truly yours,

/s/ Mitchell Silberberg & Knupp LLP

MITCHELL SILBERBERG & KNUPP LLP